For Immediate Release
Media Contact: Charles Wiff: (607) 743-8314 or (518) 326-6400

PIONEER BANCORP, INC. ANNOUNCES DEPOSITOR APPROVAL OF PLAN OF REORGANIZATION, RESULTS OF STOCK OFFERING AND CLOSING DATE

Albany, New York, July 10, 2019 – Pioneer Bancorp, Inc. (the “Company”), the proposed holding company for Pioneer Bank (the “Bank”), announced today that the Bank’s depositors approved the Plan of Mutual Holding Company Reorganization and Minority Stock Issuance (the “Plan”) pursuant to which the Bank will reorganize into the mutual holding company structure. In addition, the Company also announced that the Bank’s depositors approved the contribution to the Pioneer Bank Charitable Foundation in connection with the reorganization. The Company has received all regulatory approvals required for the completion of the Company’s mutual holding company reorganization and minority stock offering and expects to close the offering on July 17, 2019. Shares of the Company’s common stock are expected to begin trading on July 18, 2019 on the Nasdaq Capital Market under the trading symbol “PBFS.”

“This is a tremendous development for Pioneer Bank, our customers, and our entire team. It is the result of many years of dedication and innovation that has enabled our bank to grow to more than $1 billion in deposits and come to be more than just a banking partner to our customers. This reorganization and stock offering will raise considerable capital with which to continue our investments in our company, our people and our community,” said Pioneer Bank President and CEO Thomas Amell.

The Company received subscriptions in excess of the adjusted maximum of the offering range of 11,170,402 shares. The offering was oversubscribed by the tax-qualified employee benefit plans of the Bank having a second-tier priority under the Company’s Plan. Accordingly, only depositors with a qualifying deposit as of December 31, 2017 (first-tier priority) will receive their stock orders in full. Any other orders received in the subscription offering in a priority lower than the tax-qualified employee benefit plans will not be filled and will be returned with interest.

 At the closing of the reorganization and offering, the Bank will become a wholly-owned subsidiary of the Company. The Company will issue and sell 11,170,402 shares of common stock (43% of its to be outstanding shares) to subscribers in the offering at $10.00 per share. In accordance with the Plan, the Company’s employee stock ownership plan will purchase 221,636 shares of common stock in the offering, which shares are included in the 11,170,402 shares of common stock expected to be sold in the offering. The employee stock ownership plan intends to own 3.92% of the Company’s outstanding shares of common stock following completion of the offering. Accordingly, the employee stock ownership plan intends to purchase up to an additional 796,689 shares of Company common stock in the open market once trading begins. The Company will issue 14,287,723 shares of common stock (55% of its to be outstanding shares) to Pioneer Bancorp, MHC, the Company’s mutual holding company. The Company will also contribute 519,554 shares of common stock (2% of its to be outstanding shares) and $250,000 in cash to the Pioneer Bank Charitable Foundation. The Pioneer Bank Charitable Foundation is committed to helping “kids be kids,” and supports local charitable organizations that focus on education, nutrition, clothing and housing.  A total of 25,977,679 shares of Company common stock will be outstanding following the completion of the offering representing the adjusted maximum of the offering range.

The Company’s transfer agent, Continental Stock Transfer & Trust Company, expects to mail Direct Registration Statements reflecting the shares purchased in the stock offering, a check for any interest due on funds submitted and, if any subscription was not filled, any refund due on or about July 18, 2019.

About Pioneer Bank

As a leading financial institution in New York’s Capital Region, Pioneer Bank has more than $1 billion in assets and operates 22 branches locally. Recognized as a “Best Places to Work” by the Albany Business Review six years running, Pioneer Bank delivers a world-class working environment for its employees and is continually evolving to meet the needs of its customers by offering new products, services and leading technologies. Pioneer Bank has earned a Five Star rating from Bauer Financial Inc. each quarter for more than a quarter-century – something only 5 percent of U.S. banks can claim. Pioneer Bank is committed to giving back to the communities in which it serves through the Pioneer Bank Charitable Foundation, which provides resources to nonprofit organizations that help improve the quality of life for children in the Capital Region. For more information on Pioneer Bank, please visit www.pioneerbanking.com.

Forward-Looking Statements

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Bank is engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.